Exhibit 10.38
MASTER SERVICE AGREEMENT
UNITED KINGDOM
This Master Service Agreement (the “MSA”) is entered into on 1st October, 2008 (the “Effective Date”) by and between Equinix (UK) Limited (“Equinix”), a company registered in England and Wales under registration number 3672650 and whose registered office is Quadrant House, Floor 6, 17 Thomas More Street, Thomas More Square, London E1W 1YW, United Kingdom and Zixcorp Global Inc., a Delaware Corporation (“Customer”), a company registered in United States of America and whose registered office is 2711 N. Haskell Avenue, Dallas, 75204.
Recitals:
A.	Equinix is an operator of data centre facilities end provider of ancillary services. Customer wishes to make use of the data centre facilities and receive the ancillary services, and Equinix agrees to provide such to Customer, on the terms and conditions set out herein.
Agreement:
In consideration of the mutual covenants and terms and conditions set out below, Equinix and Customer agree as follows:
1.	The term “Agreement” as used in this MSA and in the General Terms and Conditions attached hereto as Attachment A (“General T&Cs”) shall mean this MSA and all documents incorporated into this MSA by reference, including the General T&Cs, and all documents referred to in this MSA and in the General T&Cs as being incorporated by reference into this Agreement, including the Policies. The specific Services to be provided are described in a Service Order (“Service Order”) or a Statement of Work (“SOW”) or a series of Service Orders or SOWs, which are also incorporated herein by reference. Capitalised terms used in this MSA but not defined in this MSA shall have the meaning ascribed to them in the General T&Cs.

2.	Payment Terms and Taxes

2.1	The Customer shall pay the Service Fees to Equinix on or before the date specified in Clause 2.4. Service Fees may also be referred to as “Charges” under this Agreement and may include any of the following, “Installation Charges”, “Non-Recurring Charges”, “Monthly Recurring Charges” or “MRR”, “Advance Charges”, “Usage Charges” and/or “Power Charges”, as these may be specified in a Service Order or SOW.

2.2	All amounts payable by the Customer to Equinix under this Agreement shall be exclusive of VAT (if any). Such VAT shall be charged in addition to such amounts. For the purposes of this Agreement, “VAT” means value added tax as provided for in the Value Added Tax Act 1994, and any other present or future tax, levy, impost, charge, fee, deduction or withholding or any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

2.3	If any amount is not paid by the close of business on the date specified in Clause 2.4, Equinix reserves the right to charge the Customer interest thereon (before and after the judgment of any Court of competent jurisdiction) at the Interest Rate from the date specified in Clause 2.4 until such amount is paid. For the purposes of this Agreement, “paid” shall mean that funds are available for immediate use by Equinix, and “Interest Rate” shall mean the rate of 4% over the base rate of HSBC Bank pic from time to time.

2.4	The invoicing and payment terms for the Service Fees shall be as follows:
(a)	Any installation Charges or Non Recurring Charges shall be invoiced 50%: (i) on the execution of a Service Order and shall be paid on the date the invoice is received and, in any event, prior to installation; and (ii) upon completion of installation as advised to the Customer by Equinix and shall be paid within 30 days from the date of the invoice.

(b)	All Monthly Recurring Charges shall be invoiced monthly in advance on the first day of the month. Invoices for such Monthly Recurring Charges shall be paid within 30 days from the date of invoice.

(c)	Any Advance Fees shall be invoiced on the date of execution of a Service Order by Equinix. Invoices for such Advance Fees shall be paid prior to installation and, in any event, no later than 10 days from the date of the invoice.

(d)	Any Usage Charges shall be invoiced monthly in arrears on the first day of the month following the provision of the Services to which the Usage Charges relate and shall be paid within 30 days from the date of invoice.

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2.5	Equinix reserves the right to automatically increase the Monthly Recurring Charges in line with the retail prices index on the first of January each year.

2.6	In addition to its rights under the terms of Clause 2.5 above, Equinix reserves the right to automatically increase the Power Charges of the first of January and first of July each year in line with any reasonable and evidenced increases in its direct electrical supply costs.

3.	Data Protection.

3.1	The Customer acknowledges that Equinix, Equinix Parties and their respective agents will, by virtue of the provision of Services, come into possession of Customer Data. The Customer warrants that it has obtained and will obtain all legally required consents and permissions from relevant parties (including data subjects) for the use, processing and transfer of Customer Data as described in this Clause 3.

3.2	Equinix shall implement appropriate technical and organisational measures to protect Customer Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access and against other unlawful forms of processing.

3.3	The Customer acknowledges and agrees that Equinix, Equinix Parties and their respective agents may use, process and/or transfer Customer Data, subject to compliance with the U.K. Data Protection Act and other applicable laws: (i) In connection with the provision of Services; (ii) to incorporate Customer Data into databases controlled by Equinix or Equinix Parties for the purpose of account administration, billing and reconciliation, operational maintenance and support activities, fraud detection and prevention, and customer and market analysis and reporting, and (iii) to communicate to the Customer by voice, letter, fax or email regarding products and services of Equinix or Equinix Parties. The Customer may withdraw consent for such use, processing or transfer of Customer Data as set out in (iii) above by sending written notice to Equinix in accordance with the prescribed form, available from Equinix on request. The Customer acknowledges that it has right to access Customer Data upon written notice and have any agreed errors in such Customer Data rectified.

3.4	For the purposes of this Clause 3, “Customer Data” shall mean data containing personal and/or private information of the Customer, its agents or employees or any authorised user of the Services (including Sub-Licensees) and its agents or employees, or other similar such data provided to or obtained by Equinix in connection with the provision of Services, and whose use, processing or transfer of such data is regulated by law or regulation as “personal data” where Equinix, Equinix Parties or their respective agents come into possession of such Customer Data.

4.	Non-Solicitation

The Customer shall not during the Term or for twelve months thereafter solicit or entice away or endeavour to solicit or to entice away or assist any other person whether by means of the supply of names or expressing views on suitability or otherwise howsoever solicit or entice away from Equinix any employee of Equinix or person contracted to tender services to Equinix.

5.	Modifications to the General T&Cs. The terms and conditions set out in the General T&Cs are incorporated by reference info this MSA, with the following modifications:

5.1	In addition to the wording set out in Section 1 of the General T&Cs, the existing second sentence shall become the third sentence and a new second sentence shall be added as follows:

“Each Order once signed by both Parties shall continue until the end of the Service Term, upon which the Order shall automatically renew for a further period of 12 months unless either Party has notified the other Party of its intention to terminate the Order as at the end of the Service Term by providing at least 3 months prior written notice.”

5.2	In addition to the provisions of Section 3 of the General T&Cs, the Customer agrees to comply at all times with the Policies in relation to access to the IBX Centre and access and use of the Licensed Space, including but not limited to the Secure Data Centre Access Procedure.

5.3	Notwithstanding the provisions of Section 4 or 5 of the General T&Cs or any other provision of this Agreement, nothing in this Agreement excludes or limits or purports to exclude or limit the liability of Equinix for: (a) death or personal injury resulting from negligence; or (b) for any damage or liability incurred by Customer as a result of fraud or fraudulent misrepresentation by Equinix; or (c) for any liability incurred by Customer as a result of any breach by Equinix of the condition as to title or the warranty as to quiet possession implied by section 2 of the Supply of Goods and Services Act 1982.

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5.4	Further to Section 10(h) of the General T&Cs, no person who is not a Party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

6.	Governing Law and Jurisdiction. This Agreement Shall be governed by and construed in accordance with English law. The Parties Irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgment against their respective assets.

7.	For the avoidance of doubt, this MSA shall in no way affect any orders for services provided by any other Equinix Company to any other Customer Company. Furthermore, Equinix and Customer acknowledge that the terms and conditions contained in this MSA are not binding upon any other Equinix Company, other than Equinix, or Customer Company, other than Customer, and that no other Equinix Company or Customer Company is required to agree to any of the terms and conditions set out in this MSA.

8.	No variation to this Agreement shall be effective unless made in writing and signed by both the Parties.

9.	This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.
Executed as an Agreement, which shall not take effect until signed by both Parties below.

Customer			Equinix
The person signing below hereby warrants and represents to have full authority to execute this Agreement on behalf of the Customer.			The person signing below hereby warrants and represents to have full authority to execute this Agreement on behalf of Equinix.

Signature:	/s/ John Kalan		Signature:	/s/ Wynn Mccabe

	Name:	John Kalan		Name:	Wynn Mccabe
	Title:	VP Operations		Title:	Sales Director

Address For Notices:	Address for Notices:

Attn. Accounts Payable	Managing Director
2711 N. Haskell Ave	Equinix (UK) Limited
Suite 2300	2 Buckingham Avenue
Dallas TX 75204	Slough Trading Estate
USA	Slough SL 14NB
United Kingdom

Fax: 214.515.7385	Fax: +44 (0)1763 828 835

Email: jkalan@zixcorp.com	Email: As advised by Equinix from time to time.

with a copy to:

Vice President, Legal
Equinix Group Limited
51-53 Great Marlborough Street
London W1F 7JT
United Kingdom

Fax: +44 (0)20 7534 2133

Email: As advised by Equinix from time to time.

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Attachment A
General T&Cs

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Agreement Number
GENERAL TERMS AND CONDITIONS
Note regarding use of this document: The purpose of this document is to facilitate the ability of a Customer Company to procure services from an Equinix Company anywhere in the world. Once approved by a Customer Company and an Equinix Company, these General Terms and Conditions can be incorporated into master service agreements between the various Customer Companies and Equinix Companies that desire to do business together. However, the General Terms and Conditions shall not be binding upon an Equinix Company and a Customer Company unless and until such Equinix Company and Customer Company execute a master service agreement that incorporates them by reference.
Capitalized terms used herein but not otherwise defined will have the meaning ascribed to them in Section 11 of these General Terms and Conditions. The terms “Equinix”, “Customer”, “Agreement” and “Effective Date” shall be defined in the applicable master service agreement.
1. Term of Agreement
This Agreement will commence on the Effective Date and will terminate on the date the last Order then in effect expires or is terminated, or as otherwise expressly provided herein. If this Agreement is terminated while Orders are still in effect, then the Orders will automatically terminate.
2. Ordering and Provision of Services
Upon execution by Equinix and Customer of this Agreement, Customer may request specific Services from Equinix by placing Order(s). This Agreement and the Orders will govern Equinix’s provision of Services to Customer and Customer’s obligations to Equinix.
3. Access and Use of the IBX Centers, and Use of Customer’s Equipment
     a. Subject to the terms and conditions of this Agreement, Customer will have access to the Licensed Space twenty-four (24) hours per day, three hundred sixty-five (365) days per year.
     b. Customer represents, warrants and covenants that it will comply with all applicable law and regulations in connection with the performance of its obligations and exercise of its rights under this Agreement, and that it has obtained and will maintain throughout the Term the legal right and authority (including regulatory consents) to operate, configure, provide, place, install, upgrade, add, maintain and repair Customer’s Equipment as contemplated by this Agreement. Except as set forth in Section 4 (which is further limited by Section 5), Equinix will not have any responsibility for any loss or damage to Customer’s Equipment.
     c. Customer will be responsible and liable for all acts or omissions of Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, and all such acts or omissions will be attributed to Customer for all purposes under this Agreement, including for purposes of determining responsibility, liability and indemnification obligations.
     d. Customer may sublicense the Sublicensed Space to Sublicensees provided that (i) the terms and conditions of such Sublicense will be no less restrictive than this Agreement; (ii) Customer will not in its dealing with such Sublicensees act or purport to act on behalf of Equinix or landlords of Equinix; (iii) Customer will require the Sublicensees to abide by the rules set forth In the Policies; (iv) the agreement between Customer and Sublicensee will provide that Sublicensee has no right to sublicense, delegate, assign or otherwise transfer its rights to use the Sublicensed Space to any other person or entity without Equinix’s written consent, which consent may be withheld for any reason whatsoever or no reason, and without such consent any such sublicense, delegation, assignment or transfer will be null and void; and (v) Customer will cause all Sublicensees to agree in writing that in consideration for the sublicense, Sublicensees waive, to the maximum extent permitted under law, any and all claims of any and all types against Equinix and the landlords of Equinix, at all times, and that in no event will Equinix, or landlords of Equinix, have any liability to such Sublicensees, including liability to such Sublicensees for any damages whatsoever, including direct damages.
     e. Under no circumstances shall Equinix be deemed to have any obligations to any Sublicensee. Sublicensees do not have any rights, separate and apart from Customer’s rights, to access their Sublicensed Space. Accordingly, only Customer’s Authorized Persons at an IBX Center may access the Sublicensed Space of Sublicensees at such IBX Center. Furthermore, Equinix is not responsible for restricting a Sublicensee’s access to Customer’s Licensed Space located In a cage or suite to which that Sublicensee has access. Customer will remain responsible to Equinix for the performance of all of Customer’s obligations under this Agreement (including the payment of all amounts owed under this Agreement) and all other agreements between Equinix and Customer (“Related Agreements”).
     f. This Agreement, and the rights of Customer hereunder, are, without any further action by any Party, subject and subordinate to the leases for the IBX Centers and all superior instruments to such leases (including, without limitation, mortgages or ground leases for the IBX Centers). This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. Customer acknowledges and agrees that (i) for Services being provided in a common law Jurisdiction (e.g., the United States), it has been granted only a license to use the Licensed Space in accordance with this Agreement, and, for Services being provided in a civil law jurisdiction, it has had the Licensed Space made available and been granted permission to access and use the Licensed Space in accordance with this Agreement (in each case, “License”); (ii) Customer has not been granted any real property interest under this Agreement; and (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances. Equinix hereby reserves, with respect to the IBX Centers, all rights not specifically granted to Customer in this Agreement, Including, without limitation, the right (i) of access to and use of the 1BX Centers for its own use or the use of others; (ii) to grant additional licenses to other persons or co-location customers for the use of portions of the IBX Centers; and (iii) to exercise or grant other rights not inconsistent with the rights granted in this Agreement. Unless otherwise expressly agreed to by the Parties in writing, Equinix will retain title to all parts and materials used or provided by Equinix or third parties acting on Equinix’s behalf in the performance and/or furnishing of the Services.
4. Indemnification
     a. Equinix will Indemnify, defend and hold harmless the Customer Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for claims brought by third parties for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Equinix.
     b. Except for the claims for which Equinix is providing indemnity in Section 4(a) and except for claims for credits under the Service Level Agreement covering the Services being performed under the MSA, the

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Customer will indemnify, defend and hold harmless the Equinix Parties from any and all liability, damages, costs and expenses (Including reasonable attorneys’ fees and expenses) for (i) claims brought by third parties for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Customer; (ii) any claim by any of Customer’s Authorized Persons, Accompanying Persons or Associated Entitles or any employee of Customer other than a claim based on the gross negligence or willful misconduct of Equinix; (iii) any claim relating to, or arising out of, Customer’s, or any of its customers’, services, equipment (including Customer’s Equipment) or Customer’s use of the Services provided under this Agreement (Including claims relating to Interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, Including the Services from Equinix); (iv) any claim that Customer has failed to fulfill a contractual obligation with a third party; and (v) any claim resulting from Customer’s failure to obtain or maintain the required consents pursuant to Section 3(b).
     c. Through counsel of its own choosing, the indemnified party has the right to participate in (but not control the defense of) any proceeding relating to an action in which it is being indemnified under this Agreement, but in such event the indemnified party will be solely responsible for paying the legal fees and expenses for its own counsel. The indemnifying party will, however, continue to be solely responsible for all other expenses relating to the action, including the legal fees and expenses of the counsel it selects to defend the claims. The indemnifying party shall not take any action that unreasonably exposes the indemnified party to a risk of damages, which would not be covered by such indemnity, and may not settle any matter without the prior written consent of the indemnified party, if the settlement would impose any liability or obligation on the indemnified party.
5. Warranty Disclaimer Limitation of Liability, Credits
     a. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EQUINIX DOES NOT MAKE, AND HEREBY DISCLAIMS, ALL EXPRESS WARRANTIES WITH REGARD TO THE SERVICES, INCLUDING BUT NOT LIMITED TO ANY WARRANTY THAT THE SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE. EQUINIX DOES NOT MAKE, AND EQUINIX HEREBY DISCLAIMS, ANY AND ALL IMPLIED WARRANTIES WITH REGARD TO THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS. ALL SERVICES PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED OR PERFORMED ON AN “AS IS”, “AS AVAILABLE” BASIS, AND CUSTOMER’S USE OF THE SERVICES IS SOLELY AT ITS OWN RISK.
     b. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (I) LOST PROFITS; (II) LOSS OF BUSINESS; (III) LOSS OF REVENUES (EXCEPT THAT CUSTOMER SHALL BE LIABLE FOR ANY SERVICE FEES OR OTHER AMOUNTS OWED TO EQUINIX UNDER THIS AGREEMENT); (IV) LOSS OF DATA OR INTERRUPTION OR CORRUPTION OF DATA; (V) ANY CONSEQUENTIAL OR INDIRECT DAMAGES; OR (VI) ANY INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES (IF APPLICABLE), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR ANY OTHER TYPE OF DAMAGES OTHER THAN DIRECT DAMAGES.
     c. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EQUINIX’S TOTAL LIABILITY TO CUSTOMER IN THE AGGREGATE FOR THE ENTIRE TERM (AND REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ATTORNEY’S FEES) WILL NOT EXCEED THE AMOUNT ACTUALLY PAID BY CUSTOMER TO EQUINIX FOR THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE MONTH IN WHICH THE FIRST CLAIM AROSE. AS A FURTHER LIMITATION, EQUINIX’S MAXIMUM LIABILITY FOR ANY CLAIMS RELATING TO SERVICES OFFERED OR PROVIDED BY EQUINIX (I) FOR A NON-RECURRING CHARGE ONLY, OR (II) AS SMART HANDS SERVICES, SHALL NOT EXCEED THE AMOUNT OF THE SERVICE FEE FOR SUCH SERVICE PROVIDED ON THE OCCASION GIVING RISE TO THE CLAIM.
     d. THE LIMITATIONS SET FORTH IN SECTION 5(C) SHALL NOT APPLY TO ANY CLAIMS OR CAUSES OF ACTION BY A THIRD PARTY PURSUANT TO SECTION 4(A) ABOVE
     e. Equinix and Customer each waive the right to bring any claim against the other Party arising or in any way relating to this Agreement more than one (1) year after the date this Agreement expires or is earlier terminated. Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement.
6. Insurance
Customer agrees to maintain appropriate insurance, at its expense, for each IBX Center during the entire time this Agreement is in effect, which at a minimum shall consist of (i) Commercial General Liability Insurance in an amount not less than One Million U.S. Dollars ($1,000,000), or the local currency equivalent, per occurrence for bodily injury, death and property damage, which policy will include contractual liability coverage related to this Agreement; (ii) Workers’ Compensation and employer’s liability insurance in an amount not less than that prescribed by applicable law; and (iii) umbrela or excess liability insurance with a combined single limit of no less than Two Million U.S. Dollars ($2,000,000) or the local currency equivalent. Prior to any use of the Licensed Space at an IBX Center (including, but not limited to, delivery of any of Customer’s Equipment to an IBX Center), Customer will furnish Equinix with certificates of Insurance that evidence the minimum levels of insurance set forth herein and which list Equinix and Equinix’s landlord as additional insureds (but the insurance must only list Equinix’s landlord as an additional insured if Equinix so requests). In addition, Customer will notify Equinix of any non-renewal, cancellation, reduction in policy limit or other material change in Customer’s coverage at least forty-five (45) days prior to such change in coverage.
7. Termination of Agreement and Suspension of Service
     a. Either Party may terminate this Agreement by giving written notice of termination to the other Party if the other Party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days (ten (10) days in the case of a failure to pay Service Fees) after receipt of such notice, if the breach (other than where Customer has failed to pay Service Fees) cannot be cured within thirty (30) days, the breaching Party shall be given a reasonable period of time, but not to exceed sixty (60) days, to cure the breach, provided that the breaching Party acts promptly and diligently to cure such breach.
     b. Without limiting Equinix’s rights under Section 7(a), Equinix may suspend the provision of Services and deny access and removal of Customer’s Equipment to the IBX Center, if (i) Customer fails to cure any monetary breach of this Agreement (e.g. falls to pay any amounts owed) within ten (10) days of notice of the same (or within five (5) days of notice of the same in the event Customer’s account is past due on two (2) or more occasions during a six (6) month period); (ii) Customer or Customer’s Equipment interferes with Equinix’s operation or maintenance of the IBX Center or with one or more of its other customers’ use thereof, and within a reasonable time, not to exceed one (1) hour of being notified by email or phone, Customer falls to (a) cease such interference; (b) provide a plan acceptable to Equinix to cease such interference; or (c) authorize Equinix to take action to cease such interference (billed at Smart Hands rates); or(iii) in Equinix’s reasonable Judgment Customer or Customer’s Equipment has the potential to interfere with Equinix’s operation or maintenance of the IBX Center or with one or more of its other customers’ use thereof, and within a reasonable time, not to exceed forty-eight (48) hours of being notified by e-mail or phone, Customer falls to (a) resolve such potential interference; (b) provide a plan acceptable to Equinix to resolve such potential interference; or (c) authorize Equinix to take action to resolve such potential interference (billed at Smart Hands rates). If Equinix suspends a Service pursuant to this Section 7(b), unless Equinix has subsequently terminated this Agreement as permitted under this Agreement, Equinix will resume the discontinued Service as soon as reasonably practical after it is reasonably satisfied that Customer has cured the breach(es) which gave rise to the suspension, and Equinix may charge a reinstatement fee equal to the direct out-of-pocket expenses incurred by Equinix to discontinue and to then resume the

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Service. Further, Equinix may terminate this Agreement if Customer’s breach referenced in Section 7(b) (ii) or (iii) continues for at least five (5) days or occurs more than three (3) times in any twelve (12) month period.
     c. Equinix may terminate this Agreement Immediately upon giving written notice to Customer if Customer becomes unable to pay debts as they become due, ceases to do business, enters into a deed of arrangement, undergoes judicial management, commences the process of liquidation, has a receiver appointed or begins winding up or similar arrangements.
     d. Equinix may terminate this Agreement upon giving written notice to the Customer as to any affected Licensed Space or IBX Center if any portion of the IBX Center in which the affected Licensed Space is located becomes subject to a government order having the effect of terminating Equinix’s use of such facility or if Equinix’s possession is terminated or abated for any reason (e.g., condemnation proceeding) or Equinix cannot provide Customer with access to the affected Licensed Space as contemplated herein for a period exceeding thirty (30) days.
8. Removal of Customer’s Property
     a. Upon expiration or termination of this Agreement, or an Order (or any portion thereof), all rights of Customer with respect to the affected Licensed Space (“Terminated Space”), will terminate, and Customer will Immediately remove all of Customer’s Equipment and other items belonging to Customer, Customer’s Authorized Persons, Accompanying Persons and/or Associated Entities located in such Terminated Space (“Customer Property”) but not any wiring, cable or other equipment or property that does not belong to Customer. Customer agrees that unless Equinix otherwise agrees in writing, failure to remove Customer Property within ten (10) days from the expiration of the applicable Order (or Equinix’s termination of the Order due to Customer’s breach or as otherwise permitted under this Agreement), or within thirty (30) days if the Order is terminated before expiration due to Equinix material breach, will constitute abandonment of the Customer Property and will automatically provide Equinix with the remedies it has under the law of the jurisdiction where the IBX Center is located in connection with abandoned property, and additionally, Equinix will be entitled to pursue all available legal remedies against Customer, including, without limitation, any or all of the following remedies: (i) immediately removing any or all such property and storing it at Customer’s expense at an on-site or off-site location; (ii) shipping such property to the address set forth at the end of this Agreement at Customer’s risk and expense; or (iii) upon thirty (30) days prior written notice to Customer, liquidating such property and charging Customer for all costs associated with the liquidation and retain from the liquidation all amounts necessary to pay Equinix all amounts owed by Customer under this Agreement, including under this Section 8(a).
     b. While Customer has no right to use the Services provided under an Order after the Order expires or terminates, if Equinix permits Customer to do so, Customer will remain obligated under the terms and conditions of the Order (which Order in such case will be deemed to be still in effect), including, without limitation, for all payment obligations. Notwithstanding the foregoing, such continued use will be at Equinix’s sole discretion and may be terminated by Equinlx at any time immediately upon notice to Customer.
     c. Neither Party will be liable to the other Party for properly terminating this Agreement or any portion thereof in accordance with its terms, but Customer will be liable to Equinix for any amounts due and payable. Where any Order is terminated prior to the expiration of the Service Term, except due to Equinix’s material breach, Customer will Immediately be liable to Equinix for all Service Fees which would have been payable by Customer for the remainder of the entire Service Term.
9. Confidential Information
     a. Except as expressly permitted in this Section 9, no Party will, without the prior written consent of the other Party, disclose any Confidential Information of the other Party to any third party.
     b. Neither Party will disclose Confidential Information from the other Party except where (i) the disclosure is required by applicable law or regulation or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other Party with adequate time for such other Party to seek a protective Order; (ii) if in the opinion of counsel for such Party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; or (iii) the disclosure is reasonably necessary and is to that Party’s, or its Affiliates’, employees, officers, directors, attorneys, accountants and other advisors, or the disclosure is otherwise necessary for a Party to exercise its rights and perform its obligations under this Agreement, so long as in all cases referenced above, in this subsection (iii), the disclosure is no broader than necessary, and the person or entity who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential (except with regards to disclosures to a court or arbitrator in connection with an action to enforce a party’s rights under this Agreement). Each Party is responsible for ensuring that any Confidential Information of the other Party that the first Party discloses pursuant to this Agreement (other than disclosures pursuant to subsections (i) and (ii) and (iii) (but with respect to (iii), only with regard to disclosures to a court or similar body necessary for a Party to exercise its rights under this Agreement) above that cannot be kept confidential by the first Party) is kept confidential by the person receiving the disclosure to the same extent that the receiving Party must keep the information confidential.
     c. Neither Customer nor Equinix grants the other the right to use its trademarks, service marks, trade names, logos, copyrights, or other intellectual property rights or other designations in any promotion, publication, or press release without the prior written consent of the other Party in each case. Notwithstanding the restrictions set forth in this Agreement during the Term, (ii) either Party may publicly refer to the other Party, orally and in writing, as a customer or vendor of services of or to the other Party, as the case may be, without obtaining consent from such other Party.
10. Miscellaneous
     a.  Notice. Except where otherwise expressly stated in the Agreement, all notices, consents, or approvals required by this Agreement will only be effective if in writing and sent by (i) certified or registered air mail, postage prepaid; (ii) overnight delivery requiring a signature upon receipt; (iii) delivery by hand; or (iv) facsimile or electronic mail (promptly confirmed by mail), to the Parties at the respective street addresses, facsimile numbers, or electronic mail addresses set forth and designated as such in this Agreement or such other addresses or facsimile numbers as may be designated in writing by the respective Parties. Notices, consents and approvals under this Agreement will be in writing and be deemed effective on the date of receipt.
     b. Entire Agreement. This Agreement and all Orders executed at any time during the Term, all of which are incorporated herein by this reference, constitute the complete and entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace any and all prior or contemporaneous discussions, negotiations, proposals, understandings and agreements, written and oral, regarding such subject matter, as well as any industry custom. This Agreement may be executed in two or more counterparts (and the signature pages may be delivered with ink signature or by facsimile or email), each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     c. Construction. Each Party acknowledges and agrees that it has , reviewed this Agreement, and it is the Parties’ Intent that this Agreement will not be construed against any Party. The section headings and captions throughout this Agreement are for convenience and reference only, and will not be used to construe this Agreement. If any provision of this Agreement is adjudged by a court to be invalid, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of the portion of the provision, if any, that is not invalid, illegal or unenforceable, the application of such provision in any other circumstances, or the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court in any action between the Parties is requested to reform any and all terms or conditions to give them as much effect as possible. In this Attachment A (the General Terms and Conditions), references to “Section(s)” shall be references to “Section(s)” of this Attachment A.

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     d.  Survival. Sections 3(b), 3 (c), 3(e), 4, 5, 7, 8, 9, 10 (a), (c), (d), (f) and (h) will survive the termination of this Agreement, but Section 9 will only survive for three (3) years after the end of the Term. In addition, all provisions of this Agreement that can only be given proper effect if they survive the termination of this Agreement will survive the termination of this Agreement. This Agreement will be valid as to any obligation incurred prior to termination of this Agreement, including any Service Fees owed by Customer.
     e.  Equinix Affiliates, independent Contractors; Assignment. Equinix may permit any other Equinix Affiliate, or any independent contractor or other third party, to perform any of Equinix’s obligations hereunder, and Equinix may assign this Agreement to any person or entity at any time. Customer may assign this Agreement without Equinix’s prior consent (in which event Customer must provide Equinix with prior notice of the assignment) only where the party to whom this Agreement is assigned by Customer is either an Affiliate of Customer, or is acquiring all or substantially all of Customer’s business or assets, and in all such events the person or entity to whom this Agreement is assigned by Customer agrees in writing to be bound by all of the terms of this Agreement. This Agreement will be binding upon and inure to the benefit of all successors and permitted assigns of Equinix and Customer, who will be bound by all of the obligations of their predecessors or assignors. Except as set forth in this Agreement with respect to sublicensing only, and this Section 11(e) with respect to an assignment of the entire Agreement under the conditions specified above only, Customer will not assign, delegate, transfer or sublicense all or any part of the Licensed Space.
     f.  Force Maleure. Except for Customer’s obligation to pay amounts owed under this Agreement, including Service Fees, neither party will be responsible or in any way liable to the other party, and neither party will have any termination or other rights, arising out of or relating to any failure by the other party to perform or any hindrance in the performance of its obligations under this Agreement if such failure or hindrance is caused by events or circumstances beyond such nonperforming Party’s control, including acts of God, war, labor strike, terrorist act, fire, flood, earthquake, health epidemic, any law, Order, regulation or other action of any governing authority or agency thereof, or failure of the Internet.
     g. Conflicts. All Orders are at all times subject to all of the terms and conditions of this Agreement. In the event of ambiguity, conflict or inconsistency among the documents comprising this Agreement, the documents shall be given a descending order of precedence as follows: (i) the Order; (ii) the Attachments and Exhibits to this Agreement, other than these General Terms and Conditions; (iii) the Policies; (iv) the body of the Master Service Agreement, and (v) these General Terms and Conditions.
     h. General. Except where otherwise expressly stated herein, and subject to the limitations set forth in Section 5, the rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.
     Equinix and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Equinix and Customer. Neither Equinix nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.
     The Parties agree that there will be no third party beneficiaries to this Agreement, including, but not limited to, any Accompanying Person, Associated Entity (which includes any Sublicensee), Authorized Person, end user, customer or the insurance providers for either Party.
     No Party’s directors, officers or employees will have any liability to any other Party with respect to this Agreement. Except as may be specifically otherwise consented to in writing by an Affiliate of a Party (and none of the other terms of this Agreement shall be deemed to constitute such consent), no Party’s Affiliates will have any liability to any other Party with respect to this Agreement, including with respect to any Orders.
     No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party.
11. Definitions
Accompanying Person: Each person (other than an employee of Equinix) who is accompanied by an Authorized Person while at an IBX Center.
Affiliate: As to a party, means any entity controlling, controlled by, or under common control with such party, where the term “control” and its correlative meanings, “controlling,” “controlled by,” and “under common control with,” means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity.
Associated Entity: Each individual, company, partnership or other entity of any type which employs, contracts with, or is otherwise associated or affiliated with any of Customer’s Authorized Persons or Accompanying Persons. Without limiting the foregoing definition, each Sublicensee that has sublicensed Sublicensed Space at an IBX Center will be an Associated Entity at such IBX Center.
Authorized Person: Each person who is then included on the most recent list of Authorized Persons given to Equinix by Customer in accordance with the Policies.
Billing Commencement Date: For a Service ordered in an Order other than Online Orders or Phone Orders, the date designated in the Order as the Billing Commencement Date. For a Service ordered in an Online Order or Phone Order, the date Equinix begins providing the Service to Customer, unless otherwise agreed to by the Parties in the Order.
Confidential Information: Information disclosed by one Party to the other Party that (a) is identified by the disclosing party, in writing or orally, as confidential at the time of disclosure, or (b) contains the disclosing Party’s customer lists, customer information, technical information, pricing information, pricing methodologies, financial position, trade secrets, customer communications or proposals, benchmarking information, satisfaction surveys, or information regarding the disclosing Party’s business planning or business operations. In addition, (i) the terms of this Agreement will be deemed Confidential information of each Party; and (ii) the design of the IBX Centers, the Services provided and equipment used at the IBX Centers and the configuration, interconnection, switching and routing of telecommunication cables, networks and services at the IBX Centers, all will be considered Confidential information of Equinix. Other than the terms and conditions of this Agreement, information will not be deemed Confidential information hereunder if such information (i) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (ii) becomes known (independently of disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving Party; or (iv) is independently developed by the receiving Party. For the avoidance of doubt, the mere placement of materials or equipment containing information at an Equinix location does not constitute disclosure of such information to Equinix.
Cross-Connect: A physical or wireless interconnection within an IBX Center that (i) exits Customer’s cage or (ii) connects Customer to another Equinix customer.
Customer Care Website: The customer care website accessible via the internet at a location designated by Equinix, which it has the right to change from time to time.
Customer Company: A company that is an Affiliate of Customer.
Customer Cross-Connect: A physical interconnection, including cable, connections, and other wiring, that (i) does not exit Customer’s cage, (ii) does not connect Customer to another Equinix customer, and (iii) interconnects (a) Equipment belonging to the Customer or (b) POD

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Equipment that is provided by Equinix and that is in Customer’s cage with Customer’s Equipment.
Customer’s Equipment: All network and/or computer equipment (including wiring and Customer Cross-Connects between such equipment and Customer’s POD Equipment) that is located in the Licensed Space, including equipment that is owned, leased, licensed or otherwise obtained for use by Customer, Customer’s Affiliates, Customer’s Authorized Persons, Accompanying Persons or Associated Entities (but this does not include Cross-Connects or POD Equipment that is provided by Equinix and that is located in Customer’s Licensed Space).
Customer Parties: Customer and the Affiliates, owners, officers, directors, employees, and agents of Customer or of the Affiliates of Customer.
Equinix Company: A company deemed by Equinix to be an Equinix Company.
Equinix Parties: Equinix and the Affiliates, owners, officers, directors, employees, and agents of Equinix or of the Affiliates of Equinix.
IBX Centers: The Internet Business Exchange Centers in which Customer licenses Licensed Space or receives Services from Equinix pursuant to an Order.
Licensed Space: The areas which, for Services being provided in the United States and/or a common law jurisdiction, are licensed by Customer or, for Services being provided in a civil law jurisdictions are made available to the Customer with permission to access and use, in each case under this Agreement and the Orders and as identified in the Orders as to the amount of space. For each Licensed Space, Equinix will determine at all times during the Term the exact location in the IBX Centers where the Licensed Space will be located, and Equinix will notify Customer accordingly.
Online Order: An Order for Services placed online via the Customer Care Website, which will be effective only after Equinix accepts it in accordance with Equinix’s then current procedures or Equinix begins providing the Services ordered under the Online Order.
Order: A statement of work incorporated into this Agreement by reference prepared by Equinix that describes the Services. In the United States, an Order may also be referred to as a SOW and may be amended by a SOW Amendment. In the Asia Pacific Region, an Order may also be referred to as a Sales Order and may be amended by a Change Order. In Europe, an Order may also be referred to as a Service Order. SOW Amendments and Change Orders will amend existing Orders but will not replace them unless otherwise agreed by the Parties in writing. Orders are not valid until signed by both Parties, except for Online and Phone Orders. Equinix is under no obligation to accept an Order. Unless otherwise specified, reference to Order(s) shall also include Online Orders and/or Phone Orders.
Order Confirmation: A document which may not include signature sent by Equinix that confirms, among other things, the Services, the quantity of such Services, and the prices of such Services. Not all Online Orders or Phone Orders require Order Confirmations, and Equinix will in its sole discretion determine which Online Orders or Phone Orders require Order Confirmations to be effective.
Parties: Customer and Equinix.
Party: Customer or Equinix.
Phone Order: An Order for Services placed over the phone, where available, via an Equinix customer care representative, which will be effective only after Equinix accepts it in accordance with Equinix’s then current procedures or Equinix begins providing the Services ordered under the Phone Order.
POD Equipment: The (i) patch panels, DSX panels for category 5 twisted pair, co-axial, single and multi-mode fiber, or (ii) other appropriate (as reasonably determined by Equinix) point of demarcation equipment.
Policies: The procedures, rules, regulations, security practices and policies adopted by Equinix that are then in effect for the IBX Centers, and as they may be amended from time to time by Equinix.
Services: All services, goods and other offerings of any kind requested under an Order agreed to by Equinix, and to be provided by Equinix to Customer pursuant to this Agreement.
Service Fees: Charges and fees for Services charged to Customer by Equinix pursuant to this Agreement, and are exclusive of Taxes.
Service Term: The period commencing on the Billing Commencement Date and ending after the term specified on the applicable Order.
Smart Hands Services: Services that are defined as Smart Hand Services under the then current Policies.
Sublicensed Space: The portion of the Licensed Space that, for Services being provided in the United States and/or a common law Jurisdiction, is sublicensed, to a Sublicensee by Customer or, for Services being provided in a civil law jurisdiction, is made available to a Sublicensee with permission to access and use, in each case pursuant to the terms of this Agreement.
Sublicensee: A customer of Customer or other third party who (i) sublicenses all or part of the Licensed Space from Customer, if such Licensed Space is located in the United States or a common law jurisdiction, or (ii) is able to access and use all or part of the Licensed Space as made available by the Customer, if such Licensed Space is located in a civil law jurisdiction.
Taxes: Sales, use, transfer, privilege, excise, VAT, GST, consumption tax, and other similar taxes and duties, whether foreign, national, state or local, however designated, now in force or enacted in the future, which are levied or imposed by reason of the performance by Equinix or Customer under this Agreement or by Customer with respect to its operations and use of the Services, but excluding taxes on Equinix’s net Income.
Term: The term of this Agreement as determined in accordance with Section 1 of this Agreement.

Customer to complete:		Equinix to complete:
Acknowledged and agreed.		Acknowledged and agreed.

Customer Name:	ZixCorp Global, Inc.

(Complete Legal Name)

Authorized Signature:	/s/ John Kalan	Authorized Signature:	/s/ Wynn Mccabe

	Printed Name: John Kalan		Printed Name: Wynn Mccabe
	Title: VP Operations		Title: Sales Director

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